UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
February 22, 2006
Wabash National Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation	1-10883 (Commission File Number)	52-1375208 (IRS Employer Identification No.)

1000 Sagamore Parkway South, Lafayette, Indiana (Address of principal executive offices)	47905 (Zip Code)
Registrant’s telephone number, including area code:
(765) 771-5310
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 28, 2006, we issued a press release announcing the approval of discretionary bonus awards for our executive officers, and modifications to the compensation of our non-employee directors, as more specifically described in this Current Report. A copy of our press release is attached as Exhibit 99.1 and is incorporated herein by reference.
(a)	Approval and Ratification of Discretionary Bonuses
     On February 22, 2006, at the recommendation of the Company’s Compensation Committee, the Board of Directors ratified and approved one-time, performance-based discretionary bonus awards for the Company’s named executive officers. All employees, both management and non-management, were eligible to receive such discretionary bonus awards with those employees who are not named executive officers receiving bonuses earlier in the first quarter. Pursuant to this discretionary bonus, the following named executive officers will receive a bonus in the amount indicated: William P. Greubel $122,400, Richard J. Giromini $61,500, Robert J. Smith $34,020, Timothy J. Monahan $31,050 and Rodney P. Ehrlich $37,530.
(b)	Modifications to Compensation for Non-Employee Directors and Director Stock Ownership Requirements
     On February 22, 2006, on recommendation of our Nominating and Corporate Governance Committee, our Board of Directors approved modifications to the compensation of our non-employee Directors, as well as adjustments to the stock ownership requirements for our non-employee Directors.
     Currently, each non-employee Director receives an annual retainer in the amount of $40,000, and our Chairman receives $55,000; fifty percent of which is paid in cash and fifty percent of which is paid in shares of our Common Stock. Each non-employee Director also receives 1,000 restricted shares of our Common Stock on the last day of each fiscal year and $1,000 for each Board committee meeting he or she attends. Each Board committee chair currently receives an annual cash retainer of $5,000.
     Effective April 1, 2006, each non-employee Director, including our Chairman, will receive (i) an annual cash retainer of $30,000, payable in quarterly installments; (ii) an annual award of unrestricted shares of our Common Stock with an aggregate fair market value of $45,000; and (iii) $2,000 in cash for each Board or committee meeting he or she attends. Each Board committee chair will receive an annual cash retainer of $8,000, except for our Audit Committee Chairman, who will receive an annual cash retainer of $12,000, payable in quarterly installments. A Lead Director, if appointed, would receive an annual cash retainer of $15,000, payable in quarterly installments.
     Currently, each non-employee Director is required to beneficially own at least 3,000 shares of our Common Stock within five years after he or she first becomes a Director, and to continue to beneficially own at least this number of shares for as long as he or she serves as a Director. Effective April 1, 2006, each non-employee Director will be required to beneficially own, within five years after he or she first becomes a Director, that number of shares of our Common Stock with an aggregate value equal to five times the amount of the annual cash retainer for non-employee Directors, and to continue to beneficially own at least this number of shares for as long as he or she serves as a Director.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On February 28, 2006, we issued a press release announcing the appointment of J.D. (Jim) Kelly to our Board of Directors on February 22, 2006. It is anticipated that Mr. Kelly will serve on our Compensation Committee and either our Audit Committee or Nominating and Corporate Governance Committee.
     In the February 28, 2006 press release, we also announced the retirement of John T. Hackett as a Director and our Chairman, effective when Mr. Hackett’s term expires at our 2006 annual stockholders meeting, and the appointment of William P. Greubel, our Chief Executive Officer and one of our Board members, as our Chairman, effective upon Mr. Hackett’s retirement.
     The press release is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
(c) Exhibits.

Exhibit
Number	Exhibit Description
99.1	Wabash National Corporation Press Release dated February 28, 2006
99.2	Wabash National Corporation Press Release dated February 28, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WABASH NATIONAL CORPORATION
Date: February 28, 2006	By:	/s/ Robert J. Smith
Robert J. Smith
Senior Vice President Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Wabash National Corporation Press Release dated February 28, 2006
99.2	Wabash National Corporation Press Release dated February 28, 2006